UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No. )

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Warner Bros. Discovery, Inc.

(Name of Registrant as Specified In Its Charter)

Paramount Skydance Corporation

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Filed by Paramount Skydance Corporation

Pursuant to Rule 14a-12 under the

Securities and Exchange Act of 1934, as amended

Subject Company: Warner Bros. Discovery, Inc.

Commission File No.: 001-34177

Date: December 22, 2025

On December 22, 2025, Paramount Skydance Corporation posted the following information to www.StrongerHollywood.com.

# PARAMOUNT'S SUPERIOR PROPOSAL TO ACQUIRE WBD

## Setting the Record Straight

Paramount has made a $30 per share all-cash offer to deliver WBD shareholders superior value and a faster and cleaner path to completion than the Netflix transaction. Rather than secure the best offer for WBD shareholders, WBD is seeking to justify an inferior deal with Netflix by citing a "kitchen sink" litany of purported questions and concerns. This document sets the record straight on **just some** of the inaccuracies and mis-directions espoused by WBD.[1]

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X **Misleading Claim:** "The PSKY offer is illusory. The offer can be terminated or amended by PSKY at any time prior to its completion… In addition, the offer is not capable of being completed by its current expiration date, due to the need for, among other things, global regulatory approvals, which PSKY indicates may take 12-18 months. Nothing in this structure offers WBD shareholders any deal certainty."

✓ **Fact:** Paramount's tender offer is not illusory. It uses **customary terms** and is supported by **fully committed equity and debt**, with **no financing condition.** As the ultimate parent entities of Paramount, Larry and David Ellison have each already submitted a premerger notification filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and Paramount **stands ready to secure all necessary regulatory approvals expeditiously.**

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X **Misleading Claim:** "The PSKY offer provides inadequate value[.]"

✓ **Fact:** The math is: $30 in cash is bigger even than Netflix's own headline value of $27.75, which is actually lower as a result of exposure to Netflix stock price, purchase price adjustments in the Netflix offer and of course, exposure to the value of the Global Networks business.

✓ WBD is unable to state that Netflix is offering its shareholders more value than Paramount's offer. Instead, it claims, without providing any financial analysis, that Netflix's offer is better on a "risk-adjusted" basis. If WBD is applying a "risk adjustment" to conclude that Netflix's offer delivers more value, it should share the financial analysis behind the "risk adjusted" discount to the Paramount offer.

✓ WBD should also provide, as is customary, the financial analysis the WBD Board considered in coming to its decision to select the Netflix offer and, given that that decision must have included a valuation of the Global Networks business, what that financial analysis was.

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[1] WBD claims quoted herein come from WBD's SEC filings or public interviews with WBD representatives, as applicable.

✓ Remarkably, WBD's Chairman and one of its financial advisors provided *different* value ranges for the Global Networks business within a 24-hour period in television appearances. Yet there is not *any* valuation analysis in WBD's response to Paramount's $30 per share tender offer.

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X **Misleading Claim:** "The financial condition and creditworthiness of PSKY… raise substantial risks for its acquisition of WBD. Such debt levels reflect a risky capital structure that is vulnerable to even potentially small changes in the PSKY or WBD business between signing and closing."

✓ **Fact:** Paramount is offering WBD shareholders a 100% cash offer. Not only will WBD shareholders have no investment in Paramount, but the Paramount offer inoculates WBD shareholders from the highly leveraged and declining Global Networks business they are saddled with in the Netflix offer, and it protects them from the opaque dollar-for-dollar reduction in the Netflix consideration to be paid, which will be triggered by the debt level of the Streaming & Studios business at some undisclosed number.

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X **Misleading Claim:** WBD requires a personal guarantee from Larry Ellison because "[t]he WBD Board believes it is appropriate that the stockholder personally, directly and securely be obligated to support and fund the transaction."

✓ **Fact:** WBD and its advisors **never asked for a personal guarantee from Larry Ellison** prior to entering into the inferior transaction with Netflix. Indeed, such request was also not included in the three written responses from WBD to Paramount's first three proposals.

✓ Despite the fact that WBD never once requested a personal guarantee from Larry Ellison during its sale "process", in an effort to continue to address the moving target of concerns being manufactured by WBD, **Paramount has included in its amended offer of December 22, a personal guarantee from Larry Ellison for $40.4 billion equity financing**. Paramount notes this is an unprecedented financing structure – the equity financing provided in Paramount's December 4 offer as well as its December 8 tender offer was market standard, and in a form accepted and favorably opined upon in numerous other transactions in which WBD's legal and financial advisors have participated.

✓ The inconvenient fact for WBD is that it chose to pursue a sale "process" in which it never engaged in a single negotiating session with Paramount nor provided Paramount a single markup of a single transaction document. As a result, it saddled WBD shareholders with an inferior transaction that it seeks to justify with increasingly off-market demands.

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X **Misleading Claim:** "The assets and liabilities of the trust are not publicly disclosed and are subject to change. As the name indicates, revocable trusts typically have provisions allowing for assets to be moved at any time."

✓ **Fact:** WBD **never asked a single question or raised any concern with Paramount about the Ellison family trust** prior to the filing of Paramount's tender offer documentation. Further, WBD cannot produce a single shred of evidence in support of its attack on the Ellison family trust, which has been in existence for over 40 years and been a party to numerous transactions.

✓ **WBD and its advisors did not lift a finger to find out anything about the assets and liabilities of the trust, and that fact alone speaks volumes about their priorities on the day they raced to commit WBD to an inferior transaction with Netflix. WBD shareholders deserve to know why they were in such a rush and why they remarkably assert that it would have been "inappropriate" for them to engage with Paramount on its superior December 4 offer?**

✓ **In any event, as noted in the amended offer of December 22, Larry Ellison has taken the unprecedented step of personally guaranteeing $40.4 billion of equity financing for Paramount's $30 per share cash offer, rendering this always specious claim by WBD nullified.**

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X **Misleading Claim:** "A revocable trust is no replacement for a secured commitment by a controlling stockholder. The assets and liabilities of the trust are not publicly disclosed and are subject to change... And the documents provided by PSKY for this conditional commitment contain gaps, loopholes and limitations that put you, our shareholders, and our company at risk."

✓ **Fact:** The Ellison family trust is the majority owner of Paramount and owns approximately **1.16 billion Oracle shares** and other substantial assets; it has operated continuously since 1988 and executed **thousands of transactions**, including backstopping Skydance's acquisition of Paramount and a $1B investment in Twitter. Concerns about the trust avoiding its obligations are unwarranted given the trust's consistent satisfaction of its obligations over decades.

✓ Had WBD sought a personal guarantee from Larry Ellison they ought to have asked for it. Instead of communicating their preferences, WBD saddled its shareholders with the inferior offer from Netflix. **In an effort to alleviate any potential concerns – communicated or not – Larry Ellison has now taken the unprecedented step of personally guaranteeing $40.4 billion of equity financing for Paramount's $30 per share cash offer**, nullifying this claim.

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X **Misleading Claim:** "PSKY has consistently misled WBD shareholders that its proposed transaction has a 'full backstop' from the Ellison family. It does not and never has ... PSKY's proposed equity financing agreements contain several loopholes that could be exploited to jeopardize closing certainty."

✓ **Fact:** The Ellison family trust provided a **customary, enforceable $40.4 billion equity backstop**, identical in all material respects to the financing terms WBD's own advisors previously accepted in major deals such as Twitter and Electronic Arts. The trust holds **over $250 billion in assets – more than six times the required equity** – and has been vetted in large public transactions. The equity backstop permitted WBD to specifically enforce this commitment to cause the equity funding to occur at closing, just as in the Twitter take private.

✓ WBD's advisors asked for and received an equity backstop from the "Ellison family." The spin WBD is putting on these words is that Paramount should have understood that WBD was asking for a personal guarantee from Larry Ellison.

✓ WBD's absence of communication on this point is compounded by the fact WBD's advisors never delivered to Paramount a single markup of any of our transaction documents—not our merger agreement or equity commitment documents—nor was there a single "real time" negotiating session with us to provide feedback. Had WBD ever provided any feedback about the "loopholes" that they claim exist in Paramount's proposed equity financing agreements—which WBD still hasn't identified with any specificity—Paramount would have addressed them.

✓ It is indisputable that since its first proposal in mid-September, Paramount has demonstrated its determination to acquire WBD. Paramount has repeatedly shown a willingness to address every hurdle erected by WBD. And yet, WBD's conduct has seemed focused not on the objective of securing the best offer available to WBD shareholders but rather avoiding that offer.

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X **Misleading Claim:** "Amplifying the concerns about the credibility of the equity commitment being offered by PSKY, the revocable trust and PSKY have agreed that the trust's liability for damages, even in the case of a willful breach, would be capped at 7% of its commitment ($2.8 billion on a $108.4 billion transaction). Of course, the damage to WBD and its stockholders were the trust or PSKY to breach their obligations to close a transaction would likely be many multiples of this amount."

✓ **Fact:** The limited guarantee is a standard document in transactions that require equity and debt financing and ensures that the target company can elect to seek damages if it does not want to pursue specific enforcement of the equity commitment (which remedy was made available to WBD in Paramount's equity financing and merger agreement). Among WBD's advisors, there are innumerable transactions they have been party to or opined favorably on with exactly this structure.

✓ Even so, Paramount has elected to address WBD's current stated concerns with the Ellison family trust and Larry Ellison providing an unprecedented guarantee that covers any damages to WBD that result from Paramount's breach of the merger agreement.

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X **Misleading Claim:** Paramount's offer restricts WBD from refinancing its bridge loan.

✓ **Fact:** **Our proposal provides full refinancing flexibility, much greater than is typical for transactions of this nature**, including permitting: any customary revolver and term loan financing; any debt that is prepayable at par; and any debt, including customary bonds with any call structure, so long as it includes a mandatory redemption upon the closing of a merger with Paramount (mandatory redemption is common in acquisition financing and allows investors to be in the exact same credit position at WBD if a merger does not close as expected).

✓ Additionally, it is customary and expected that WBD would get an extension on the maturity of its existing bridge to avoid any going concerns issues. While that should be straight forward for WBD's existing lenders to grant, **to provide additional certainty, Paramount's lenders are prepared to step into WBD's bridge loan and extend the maturity date, if needed**.

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X **Misleading Claim:** "WBD would incur approximately $1.5 billion in financing costs if we do not complete our planned debt exchange as agreed to with certain of our debtholders, which would not be permitted by the PSKY offer."

✓ **Fact:** Contrary to WBD's assertions, Paramount has repeatedly assured WBD that it is prepared to provide WBD with cooperation to avoid these financing costs. We are confident that a liability management solution can be executed to satisfy the requirements WBD agreed with bond holders in June 2025, thus avoiding the $1.5bn payment.

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X **Misleading Claim:** "The Board repeatedly engaged with all parties, including extensive engagement with PSKY and its advisors over the course of nearly three months."

✓ **Fact:** WBD's advisors **never delivered a single markup** of Paramount's merger agreement, debt papers or equity commitment papers, **nor did they hold a single real-time negotiating session.** On December 4, while in possession of Paramount's fully committed, superior offer, the WBD board provided **zero follow-up to Paramount before rushing to sign with Netflix that evening.**

✓ WBD provides no explanation for failing to engage **at all** with Paramount on its $30 all-cash offer other than to suggest that the offer "did not present any actionable improved proposal for consideration" – *despite an increase of $3.50 from Paramount's last offer just a few days prior and a full equity backstop from the Ellison family* – all demonstrating a track record of being fully responsive to whatever concern WBD raised.

✓ Rather than explain why, despite having received the offer in the morning of December 4, it failed to engage with Paramount before racing to bind itself to the inferior Netflix transaction, WBD inexplicably asserts that **"it would not have been appropriate to [respond to Paramount] in the midst of the WBD Board's deliberations"** that in fact did not occur until five hours later.

✓ WBD shareholders deserve to know what possible propriety compelled WBD to race to conclude the inferior offer from Netflix on December 4, and why to this day, WBD persists in making up excuses rather than try to secure the financially superior offer from Paramount.

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X **Misleading Claim:** "PSKY has essentially remained entirely unresponsive to WBD's feedback."

✓ **Fact:** In each of the **five proposals** following its initial proposal to WBD in September, Paramount has **consistently demonstrated its willingness to revise its proposal in response to WBD's feedback**:

- <u>WBD Feedback</u>: Paramount's offer does not maximize value for WBD shareholders.
    - <u>Paramount Response</u>: Over the course of six bids, Paramount has increased its offer price **from an implied value of $19 per share to its current $30 per share all-cash offer**, while consistently increasing the cash portion of the merger consideration in response to WBD's feedback that "cash is king".

- **WBD Feedback**: WBD must be protected in the event of a failure to close due to the inability to obtain regulatory approvals.
  - **Paramount Response**: Over the course of six bids, Paramount has, among other things, **(i) increased the strength of its regulatory commitment, (ii) expanded the "clear skies" provision to cover the Ellison family and (iii) increased the amount of the reverse termination fee from $2 billion to now $5.8 billion.**

- **WBD Feedback**: The equity commitments should be modified to enhance closing certainty.
  - **Paramount Response**: In response to WBD's feedback, the equity commitment documents were **modified (i) to provide a full backstop** from the Ellison family trust, (ii) to eliminate any cross-conditionality, and (iii) **to eliminate regulatory certainty concerns around foreign investors**.

- **WBD Feedback**: WBD needs sufficient flexibility to refinance WBD's bridge facility.
  - **Paramount Response**: Paramount **offered WBD such flexibility** and repeatedly assured WBD that it is prepared to provide WBD with more flexible interim operating covenants in the merger agreement based on any specific feedback provided by WBD.

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X **Misleading Claim:** "No material difference in regulatory risk between PSKY offer and Netflix Merger[.]"

✓ **Fact:** The **Netflix deal faces potentially insurmountable regulatory challenges in the US and abroad**. The transaction would materially entrench Netflix's dominance, giving it an estimated 43% share of global Subscription Video on Demand (SVOD) subscribers. In many EU markets, it would combine the leading SVOD platform with the number two or strong number three competitor. As a result, the Netflix deal presents a clear risk of higher prices for consumers, reduced compensation for content creators and talent, and significant harm to American and international theatrical exhibitors.

✓ By contrast, **a Paramount/WBD merger would enhance competition**. In streaming, Paramount and WBD would create a more attractive alternative to the dominant streaming leader, Netflix, and to Disney, Amazon and other streaming platforms. Moviegoers, studio workers and creative talent alike would thrive under the combined Paramount/WBD company's commitment to expand theatrical film production and content. Paramount and WBD would bring together complementary assets to create a more compelling and robust portfolio that is better positioned to handle the secular headwinds the linear segment faces today.

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X **Misleading Claim:** "The breakup fee payable to Netflix affects what WBD shareholders will receive in Paramount's bid."

✓ **Fact:** Any breakup fee payable to Netflix does not change the value of our offer to shareholders, which is $30 in cash. A breakup fee would only impact the assets and liabilities of WBD that Paramount would assume at closing.

Cautionary Note Regarding Forward-Looking Statements

This communication contains both historical and forward-looking statements, including statements related to Paramount Skydance Corporation’s (“Paramount”) future financial results and performance, potential achievements, anticipated reporting segments and industry changes and developments. All statements that are not statements of historical fact are, or may be deemed to be, “forward-looking statements”. Similarly, statements that describe Paramount’s objectives, plans or goals are or may be forward-looking statements. These forward-looking statements reflect Paramount’s current expectations concerning future results and events; generally can be identified by the use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “may,” “could,” “estimate” or other similar words or phrases; and involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause Paramount’s actual results, performance or achievements to be different from any future results, performance or achievements expressed or implied by these statements. These risks, uncertainties and other factors include, among others:  the outcome of the tender offer by Paramount and Prince Sub Inc. (the “Tender Offer”) to purchase for cash all of the outstanding Series A common stock of Warner Bros. Discovery, Inc. (“WBD”) or any discussions between Paramount and WBD with respect to a possible transaction (including, without limitation, by means of the Tender Offer, the “Potential Transaction”), including the possibility that the Tender Offer will not be successful, that the parties will not agree to pursue a business combination transaction or that the terms of any such transaction will be materially different from those described herein, the conditions to the completion of the Potential Transaction or the previously announced transaction between Warner Bros. and Netflix, Inc. (“Netflix”) pursuant to the Agreement and Plan of Merger, dated December 4, 2025, among Netflix, Nightingale Sub, Inc., WBD and New Topco 25, Inc. (the “Proposed Netflix Transaction”), including the receipt of any required stockholder and regulatory approvals for either transaction, the proposed financing for the Potential Transaction, the indebtedness Paramount expects to incur in connection with the Potential Transaction and the total indebtedness of the combined companies, the possibility that Paramount may be unable to achieve expected synergies and operating efficiencies within the expected timeframes or at all and to successfully integrate the operations of WBD with those of Paramount, and the possibility that such integration may be more difficult, time-consuming or costly than expected or that operating costs and business disruption (including, without limitation, disruptions in relationships with employees, customers or suppliers) may be greater than expected in connection with the Potential Transaction; risks related to Paramount’s streaming business; the adverse impact on Paramount’s advertising revenues as a result of changes in consumer behavior, advertising market conditions and deficiencies in audience measurement; risks related to operating in highly competitive and dynamic industries, including cost increases; the unpredictable nature of consumer behavior, as well as evolving technologies and distribution models; risks related to Paramount’s decisions to make investments in new businesses, products, services and technologies, and the evolution of Paramount’s business strategy; the potential for loss of carriage or other reduction in or the impact of negotiations for the distribution of Paramount’s content; damage to Paramount’s reputation or brands; losses due to asset impairment charges for goodwill, intangible assets, FCC licenses and content; liabilities related to discontinued operations and former businesses; increasing scrutiny of, and evolving expectations for, sustainability initiatives; evolving business continuity, cybersecurity, privacy and data protection and similar risks; content infringement; domestic and global political, economic and regulatory factors affecting Paramount’s businesses generally, including tariffs and other changes in trade policies; the inability to hire or retain key employees or secure creative talent; disruptions to Paramount’s operations as a result of labor disputes; the risks and costs associated with the integration of, and Paramount’s ability to integrate, the businesses of Paramount Global and Skydance Media, LLC successfully and to achieve anticipated synergies; volatility in the prices of Paramount’s Class B Common Stock; potential conflicts of interest arising from Paramount’s ownership structure with a controlling stockholder; and other factors described in Paramount’s news releases and filings with the Securities and Exchange Commission (the “SEC”), including but not limited to Paramount’s most recent Annual Report on Form 10-K and Paramount’s reports on Form 10-Q and Form 8-K. There may be additional risks, uncertainties and factors that Paramount does not currently view as material or that are not necessarily known. The forward-looking statements included in this communication are made only as of the date of this report, and Paramount does not undertake any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

Additional Information

This communication does not constitute an offer to buy or a solicitation of an offer to sell securities. This communication relates to a proposal that Paramount has made for an acquisition of WBD and the Tender Offer that Paramount, through Prince Sub Inc., its wholly owned subsidiary, has made to WBD stockholders. The Tender Offer is being made pursuant to a tender offer statement on Schedule TO (including the offer to purchase, the letter of transmittal and other related offer documents), filed with the SEC on December 8, 2025. These materials, as may be amended from time to time, contain important information, including the terms and conditions of the offer. Subject to future developments, Paramount (and, if a negotiated transaction is agreed, WBD) may file additional documents with the SEC. This communication is not a substitute for any proxy statement, tender offer statement, or other document Paramount and/or WBD may file with the SEC in connection with the proposed transaction.

Investors and security holders of WBD are urged to read the tender offer statement(s) (including the offer to purchase, the letter of transmittal and other related offer documents), and any other documents filed with the SEC carefully in their entirety if and when they become available as they will contain important information about the proposed transaction. Any definitive proxy statement(s) (if and when available) will be mailed to stockholders of WBD. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by Paramount through the website maintained by the SEC at http://www.sec.gov.

This communication is neither a solicitation of a proxy nor a substitute for any proxy statement or other filings that may be made with the SEC. Nonetheless, Paramount and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies against the Proposed Netflix Transaction. You can find information about Paramount’s executive officers and directors in Paramount’s Current Reports on Form 8-K filed with the SEC on August 7, 2025, and September 16, 2025, and Paramount’s Quarterly Report on Form 10-Q filed with the SEC on November 10, 2025. Additional information regarding the interests of such potential participants will be included in one or more proxy statements or other documents filed with the SEC if and when they become available. These documents (if and when available) may be obtained free of charge from the SEC’s website at http://www.sec.gov.